Exhibit 99.1

Press Release

eMagin Corporation Announces Second Quarter 2016 Financial Results

HOPEWELL JUNCTION, N.Y. – (BUSINESS WIRE) – August 11, 2016 – eMagin Corporation, or the “Company” (NYSE MKT:EMAN), a leader in the development, design and manufacture of Active Matrix OLED microdisplays for high resolution imaging products, today announced financial results and corporate highlights for the second quarter ended June 30, 2016.

“While Q2 was a financially challenging quarter, we are excited about our progress on opportunities we are pursuing in the broader commercial and consumer segments,” said President and CEO Andrew G. Sculley. “Our dialogues with several large Tier One companies are accelerating and we are seeing positive results from several business development initiatives.

“Our second quarter financial performance was impacted by lower volumes on certain military contracts and by downtime on one of our manufacturing tools. This resulted in lower production cost absorption and lower gross margins. The manufacturing issue has been resolved. As part of our manufacturing upgrade planning earlier this year, we had ordered a replacement for this older machine and expect delivery in the fourth quarter.

“The softness in our domestic military business is due to lower volume run rates on maturing programs in advance of the expected ramp-up on new military programs. We are currently working on preproduction orders under the Enhanced Night Vision Goggle III (ENVG III) and Family of Weapon Sights (FWS) programs and expect an increase late in the fourth quarter. We remain encouraged longer term by our portfolio of military contracts including potential future sales into military aviation programs, a key strategic growth opportunity for us. Additionally, we are aggressively pursuing foreign military sales. The foreign military component of our international business, which accounts for over 55% of Q2 product revenues, experienced growth in the quarter.

“We have made significant strides as we move strategically beyond our core military business and pursue commercial opportunities to achieve greater growth for the Company. Our ongoing discussions with a number of Tier One companies are progressing more rapidly than at any time in the past and several are at advanced stages. These companies recognize that our direct patterning OLED technology provides the resolution, speed and brightness that are needed for their next generation of virtual reality devices in order to provide consumers the user experience they require. We are engaged in regularly scheduled product development meetings with these companies and have submitted proposals to develop displays to meet their particular requirements.

“Another of our strategic growth initiatives to expand into commercially attractive markets has been to realign our sales and marketing resources to focus on high growth areas in the industrial, medical device and consumer sectors where our advanced optics and OLED microdisplay technologies are at the cutting edge of product development. We believe our new strategy is working as evidenced by some recent successes. During the first six months of 2016, we expanded our active customer count by 11% to 108 customers. And, in the second quarter, we were awarded an $825 thousand order with a major medical device company, the largest single order in this market in the Company’s history.

“Finally, we are excited about our upcoming consumer product offerings. We have leveraged our microdisplay and optics technology, combined with our manufacturing capability, to develop affordable, high performance wearable and handheld products for the broader consumer market. We plan to release two products in the fourth quarter of 2016. In addition to the expected revenue growth from this new channel, the higher production volumes are expected to lower our unit costs and raise our overall product margins.”

Q2 Business and Product Highlights

·	Received the first production order for a display upgrade to a United States Army training system that is expected to generate follow-on orders over three years.
·	Received an $825 thousand order from an existing customer to upgrade displays in their medical device equipment; the largest single order from a medical device customer.
·	Continued our growth in the international market with over $2.2 million in foreign military sales during the second quarter.
·	Completed a review of current and potential new business and realigned sales and marketing personnel to expand the existing customer base and penetrate newly identified markets.
·	Sold Design Reference Kits and displays to 22 customers to facilitate development and prototyping of new systems.
·	Delivered sample displays for over twenty new projects including major military and commercial avionics applications.

Second Quarter Results

Revenues for the second quarter of 2016 were $5.5 million, down 21% from the second quarter of 2015.

Product revenues totaled $4.8 million, 12% less than second quarter last year, primarily due to lower volumes on government contracts and the previously mentioned manufacturing issues. R&D contract revenues totaled approximately $752 thousand, an increase of 7% sequentially from Q1 and a decrease of 53% from the second quarter last year. The reduced R&D contract revenue year-over-year was due to extensive contract work performed on a few large contracts in the 2015 second quarter..

Overall gross margin for the second quarter was 24% on gross profit of $1.3 million compared to a gross margin of 37% on gross profit of $2.6 million in the same quarter last year. The lower gross margin was primarily due to lower revenue and the aforementioned equipment downtime. This downtime resulted in lower cost absorption and higher unit costs of sales.

Operating expenses for the second quarter of 2016, including R&D expenses, increased to $3.5 million from $2.7 million in the second quarter of 2015. Q2 operating expenses reflect higher spending as we advanced our consumer products toward revenue this year and costs associated with the consolidation of the Company’s finance and procurement functions. We remain focused on investment in the business which we believe will provide growth in the future.

Operating loss for the second quarter increased to $2.2 million from a loss of $60 thousand in the second quarter last year. Net loss for Q2 2016 increased to $2.2 million, or $0.07 per basic and diluted share, from a loss of $66 thousand, or $0.00 per basic and diluted share, in Q2 2015.

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At June 30, 2016, the Company had approximately $6.1 million of cash and cash equivalents compared to $9.3 million of cash and cash equivalents at December 31, 2015. During the quarter we increased our R&D investment and began to build inventory in anticipation of our consumer product launch scheduled for later this year.

At June 30, 2016, the Company had no outstanding debt.

Outlook

“We remain encouraged by expanding end markets for Virtual Reality, Augmented Reality and military applications that can leverage our leading OLED technology. We believe eMagin is the only Company whose products can meet the brightness and resolution requirements for high-pixel density displays that these markets demand,” continued Mr. Sculley.

The Company is focused on the following objectives to drive shareholder value in 2016 and into 2017:

·	Advancement of product development discussions with Tier One companies to incorporate OLED technology into their next generation products,
·	Further penetration of high growth commercial/industrial markets, including medical devices and other vertical markets, where integration of our OLED microdisplays and optics technology advances product development and adoption,
·	Expansion of our presence in existing and future major military programs and overall customer count in domestic and international military markets,
·	Further progress on display sales under the commercial licensing agreement that we signed in December,
·	Launch of new products focused on the consumer market which offer high performance and broad appeal at an attractive price,
·	Advancement of discussions with high volume production partners to utilize our leading production and process technologies,
·	Continued progress in manufacturing improvements including yield enhancement and production capacity expansion, and
·	Consolidation of our finance and procurement functions from our Bellevue to our Hopewell Junction facilities.

“We look forward to updating you on our progress during the year,” concluded Mr. Sculley.

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Conference Call Information

Full results will be published in the Company’s 10-Q report for the second quarter ended June 30, 2016, expected to be filed by August 11th, and will also be available via the Company’s website, www.emagin.com. A conference call and live webcast will begin today at 9:00 am ET. An archive of the webcast will be available one hour after the live call through September 12, 2016. To access the live webcast or archive, please visit the Company’s website at ir.emagin.com or www.earnings.com.

About eMagin Corporation

A leader in OLED microdisplay technology, OLED microdisplay manufacturing know-how and mobile display systems, eMagin manufactures high-resolution OLED microdisplays and integrates them with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin’s microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation’s expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as "believe," "expected," "hope," "plan," "potential," "will" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Forward-looking statements involve risks and uncertainties and our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, including those risks and uncertainties discussed under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent filings with the SEC. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information, namely earnings before interest, taxes, depreciation and amortization, and non-cash compensation expense (“Adjusted EBITDA”). The Company’s management believes that this non-GAAP measure provides investors with a better understanding of how the results relate to the Company’s historical performance. The additional adjusted information is not meant to be considered in isolation or as a substitute for GAAP financial statements. Management believes that these adjusted measures reflect the essential operating activities of the Company. A reconciliation of non-GAAP financial information appears below.

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	June 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,100	$9,273
Accounts receivable, net	3,455	3,508
Unbilled accounts receivable	1,383	1,445
Inventories, net	5,272	3,901
Prepaid expenses and other current assets	706	489
Total current assets	16,916	18,616
Equipment, furniture and leasehold improvements, net	8,806	9,131
Intangibles and other assets	309	336
Total assets	$26,031	$28,083

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,571	$1,636
Accrued compensation	1,354	1,246
Other accrued expenses	1,044	1,193
Other current liabilities	546	602
Total current liabilities	4,515	4,677

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2016 and December 31, 2015	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued 29,550,170 shares as of June 30, 2016 and December 31, 2015	30	30
Additional paid-in capital	235,074	234,814
Accumulated deficit	(213,088)	(210,938)
Treasury stock, 162,066 shares as of June 30, 2016 and December 31, 2015	(500)	(500)
Total shareholders’ equity	21,516	23,406
Total liabilities and shareholders’ equity	$26,031	$28,083

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eMAGIN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Revenues:

Product	$4,781	$5,426	$10,076	$10,530
Contract	752	1,608	1,458	2,493
License	—	—	1,000	—
Total revenues, net	5,533	7,034	12,534	13,023

Cost of revenues:

Product	3,807	3,533	7,094	6,585
Contract	391	893	770	1,470
License	—	—	—	—
Total cost of revenues	4,198	4,426	7,864	8,055

Gross profit	1,335	2,608	4,670	4,968

Operating expenses:

Research and development	1,499	1,028	2,802	2,013
Selling, general and administrative	1,993	1,640	4,003	2,686
Total operating expenses	3,492	2,668	6,805	4,699

Income (loss) from operations	(2,157)	(60)	(2,135)	269

Other income (expense):
Interest expense, net	(10)	(11)	(20)	(21)
Other income, net	3	5	5	6
Total other income (expense), net	(7)	(6)	(15)	(15)
Income (loss) before provision for income taxes	(2,164)	(66)	(2,150)	254
Provision for income taxes	—	—	—	—

Net income (loss)	$(2,164)	$(66)	$(2,150)	$254
Less net income allocated to participating securities	—	—	—	59
Net income (loss) allocated to common shares	$(2,164)	$(66)	$(2,150)	$195

Income (loss) per share, basic	$(0.07)	$—	$(0.07)	$0.01
Income (loss) per share, diluted	$(0.07)	$—	$(0.07)	$0.01

Weighted average number of shares outstanding:

Basic	29,388,104	25,142,371	29,388,104	25,091,875

Diluted	29,388,104	25,142,371	29,388,104	25,759,778

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Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015
Net income (loss)	$(2,164)	(66)	(2,150)	254
Non-cash compensation	93	99	260	316
Depreciation and amortization expense	399	377	814	703
Interest expense	10	11	20	21
Provision for income taxes	—	—	—	—
Adjusted EBITDA	$(1,662)	$421	$(1,056)	$1,294

Source: eMagin Corporation

CONTACT:

eMagin Corporation

Jeffrey Lucas, Chief Financial Officer

845-838-7931

jlucas@emagin.com

MBS Value Partners

Betsy Brod

212-661-2231

Betsy.brod@mbsvalue.com

Joseph Vafi, CFA

415-515-6558

Joseph.Vafi@mbsvalue.com

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